Exhibit 99.1

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MSCI Inc. Reports Record Revenues for Second Quarter 2008

New York – July 2, 2008 – MSCI Inc. (NYSE: MXB), a leading global provider of investment decision support tools, including indices and portfolio risk and performance analytics, today announced results for the second quarter and six months ended May 31, 2008.

(Note:  Percentage changes are referenced to the comparable period in fiscal year 2007, unless otherwise noted.)

•	Operating revenues increased 21.9% to $108.2 million in second quarter 2008 and 21.2% to $213.1 million for first half 2008.
•
Adjusted EBITDA increased 43.4% to $48.0 million in second quarter 2008 for an adjusted EBITDA margin of 44.3% and 36.1% to $95.1 million for an adjusted EBITDA margin of 44.6% for first half 2008. See Tables 9 and 14 each titled "Reconciliation of Adjusted EBITDA to Net Income."

•
Net income decreased 6.1% to $18.6 million ($0.18 per diluted share) in second quarter 2008 for a net income margin of 17.2% and 11.9% to $36.6 million for first half 2008 for a net income margin of 17.2%.

Henry A. Fernandez, Chairman and CEO, said “We again delivered a very strong quarter with revenue growth of 21.9% and adjusted EBITDA growth of 43.4% for the second quarter. Importantly, our adjusted EBITDA margin was 44.3% despite incurring expenses associated with replacing services currently provided by Morgan Stanley. Demand for our investment decision support tools remained strong across our diversified client base, further proof of the strength of our franchise during a difficult market environment. This continued strength is also evident in the 21.4% growth in the run rate on a year-over-year basis and 4.1% on a sequential basis.”

Factors Impacting Comparability of Our Financial Results

Net income and earnings per share (EPS) for second quarter 2008 are not comparable with second quarter 2007 primarily because of founders grant expense, changes in our capital structure and our initial public offering (IPO). See disclosures below for additional details.

Selected Financial Information
Table 1
	Three Months Ended			Six Months Ended
	May 31,			May 31,
Amounts in thousands, except per share data	2008	2007	Chg	2008	2007	Chg
Operating revenues	$108,195	$88,752	21.9%	$213,146	$175,821	21.2%
Operating expenses	$74,747	$62,095	20.4%	$145,008	$119,591	21.3%
Net income	$18,631	$19,851	(6.1%)	$36,565	$41,493	(11.9%)
% Margin	17.2%	22.4%		17.2%	23.6%
Diluted EPS	$0.18	$0.24	(25.0%)	$0.36	$0.49	(26.5%)

Operating expenses excluding founders grant[1]	$67,871	$62,095	9.3%	$133,336	$119,591	11.5%
Adjusted EBITDA[2]	$47,971	$33,447	43.4%	$95,066	$69,850	36.1%
% Margin	44.3%	37.7%		44.6%	39.7%

[1] Excludes certain equity-based compensation (founders grant) expenses of $6.9 million and $11.7 million for the three months and six months ended May 31, 2008, respectively, and $0 for the three months and six months ended May 31, 2007.

[2] See Tables 9 and 14 each titled "Reconciliation of Adjusted EBITDA to Net Income" and information about the use of non-GAAP financial information provided under “Notes Regarding the Use of Non-GAAP Financial Measures.”

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Summary of Results for Fiscal Second Quarter 2008

Operating Revenues

Total operating revenues for the three months ended May 31, 2008 (second quarter 2008) increased 21.9% to a record $108.2 million compared to $88.8 million for the three months ended May 31, 2007 (second quarter 2007). The growth was driven by an increase in our revenues related to index and analytics subscriptions and to equity index asset based fees, which were up 21.3% and 25.0%, respectively, in second quarter 2008. The growth was across all client types and geographic regions as it was for the three months ended February 29, 2008 (first quarter 2008). On a sequential basis, our revenue growth was 3.1%.

Our Aggregate Retention Rate (as defined below) decreased to 91% for second quarter 2008 from 94% for second quarter 2007. The Aggregate Retention Rate for second quarter 2008 was negatively impacted by the cancellation of a TotalRisk subscription. We are in the process of decommissioning TotalRisk and are providing clients the opportunity to transition to BarraOne. Excluding this cancellation, the Aggregate Retention Rate was 93%.

In second quarter 2008, we added 52 net new clients. At May 31, 2008, we had a total of 3,032 clients, excluding asset based fee only clients.

Equity Indices:  Revenues related to Equity Indices increased 25.7% to $60.1 million in second quarter 2008 compared to the same period in 2007 and increased 2.9% compared to first quarter 2008. Revenues from equity index subscriptions were up 26.0% to $41.8 million in second quarter 2008 reflecting growth in subscriptions to our MSCI Global Investable Market Indices, with particular strength in subscriptions to our core and small cap developed market and emerging market indices as well as strong sales of historical index data. We experienced growth across all client types led by asset managers, typically our largest client category, and hedge funds, a small but growing client category for our equity indices subscription products.

Revenues attributable to equity index asset based fees increased 25.0% to $18.3 million in second quarter 2008 led by growth in our ETF asset based fee revenues. The average value of assets in ETFs linked to MSCI equity indices was $184.4 billion for second quarter 2008 compared to $140.8 billion for second quarter 2007. As of May 31, 2008, the value of assets in ETFs linked to MSCI equity indices was $199.6 billion, representing an increase of $49.4 billion, or 32.9%, from $150.2 billion as of May 31, 2007. Approximately 90% of the year-over-year growth in value of assets in ETFs linked to MSCI equity indices was attributable to net asset inflows and 10% was attributable to net asset appreciation.

Compared to first quarter 2008, equity index asset based fee revenues declined 6.5% as a result of declines in asset-based revenues for products other than ETFs. These asset-based non-ETF revenues include fees from passive mutual funds, futures, options and other structured products.

Our ETF asset based revenues were flat in second quarter 2008 compared to first quarter 2008. The average value of assets in ETFs linked to MSCI equity indices was $184.4 billion for second quarter 2008 compared to $183.2 billion for first quarter 2008. At May 31, 2008, the value of assets in ETFs linked to MSCI equity indices was $199.6 billion representing an increase of 11.4% or $20.4 billion from $179.2 billion as of February 29, 2008. The $20.4 billion increase from February 29, 2008 was attributable to asset inflows of $10.5 billion and asset appreciation of $9.9 billion. The majority of the $10.5 billion of asset inflows came from established ETFs; however, ETFs introduced over the last twelve months accounted for 27% of the inflows.

The three MSCI indices with the largest amount of ETF assets linked to them as of May 31, 2008 were the MSCI EAFE, Emerging Markets and Brazil Indices. The assets linked to these indices were $49.0 billion, $40.6 billion and $11.0 billion, respectively.

Equity Portfolio Analytics:  Revenues related to Equity Portfolio Analytics products increased 12.2% to $33.9 million in second quarter 2008 compared to the same period in 2007 and increased 4.8% compared to first quarter

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2008. The year-over-year increase reflects continued new subscriptions of our proprietary equity risk data accessed through our Equity Models Direct and Barra on Vendors products. Overall growth reflects an increase in demand for our tools used in managing equity portfolio risk and enhancing equity trading strategies; however, we experienced an increase in cancellations of equity portfolio analytics subscriptions as result of the closing of several quantitative portfolio management teams at several of our clients during the quarter.

Multi-Asset Class Portfolio Analytics:  Revenues related to Multi-Asset Class Portfolio Analytics increased 94.6% to $8.6 million in second quarter 2008 compared to the same period in 2007 and increased 8.9% compared to first quarter 2008. The year-over-year increase is attributable to revenue growth from BarraOne due primarily to strong demand from asset managers and asset owners for our risk management application used for internal risk reporting and compliance reporting. We also benefited from licensing to existing clients our performance attribution module which was launched in first quarter 2008.

Other Products: Revenues from Other Products decreased 11.3% to $5.6 million in second quarter 2008 compared to the same period in 2007. The decline reflects a decrease of 66.8% to $0.5 million in asset based fees from investment products linked to MSCI hedge fund indices and a decrease of 19.8% to $1.8 million for fixed income analytics offset by a 28.2% increase to $3.3 million for our energy and commodity analytics products.  The decline in hedge fund indices revenues reflects lower values of assets in hedge fund indices linked to our indices, caused by market depreciation and investor withdrawals.

Operating Expenses

Operating expenses increased 20.4% to $74.7 million in second quarter 2008 compared to second quarter 2007. Excluding expenses related to the founders grant (as described below), operating expenses increased 9.3% to $67.9 million in second quarter 2008, with increases in compensation and non-compensation expenses of 11.0% and 5.5%, respectively. Expenses associated with replacing services currently provided by Morgan Stanley were $5.1 million in second quarter 2008 compared to $2.7 million in first quarter 2008, and the allocation expense for cost of services provided by Morgan Stanley was $5.8 million in second quarter 2008 compared to $6.3 million in both second quarter 2007 and first quarter 2008.

Compensation expense in second quarter 2008 includes $1.9 million of expenses attributable to people hired to eventually replace Morgan Stanley services. In addition, the increase compared to second quarter 2007 reflects higher compensation costs for existing staff and new hires offset, in part, by a movement of personnel to lower cost locations. The non-compensation expense increase reflects expenses of $3.2 million related to replacing Morgan Stanley services, $1.3 million associated with being a public company and $0.9 million from expenses associated with the May 2008 secondary equity offering. In addition, higher occupancy and information technology costs contributed to the increase. These expenses were offset by a $0.6 million reduction in the expense allocation from Morgan Stanley, declines in professional service fees and a bad debt provision reversal.

Cost of services decreased 1.1% to $30.0 million in second quarter 2008 compared to second quarter 2007. Excluding the founders grant, cost of services expenses decreased 7.3% to $28.1 million in second quarter 2008, reflecting decreases in both compensation and non-compensation expenses. Compensation expenses excluding the founders grant declined 6.5% reflecting lower headcount and the movement of personnel to lower cost centers. Non-compensation expenses decreased 8.7% due largely to a reduction in the expense allocation from Morgan Stanley.

Selling, general and administrative expenses increased 47.6% to $37.6 million in second quarter 2008 compared to $25.5 million in second quarter 2007. Excluding the founders grant, selling, general and administrative expenses increased 28.0% to $32.6 million in second quarter 2008. Compensation expenses excluding the founders grant increased 33.6% to $19.4 million, which was attributable to higher compensation costs for existing staff and increased staffing levels related to replacing current Morgan Stanley services. Non-compensation expenses increased 20.5% to $13.2 million. The $2.2 million increase in non-compensation expense includes $3.2 million related to replacing services currently provided by Morgan Stanley, $1.3 million associated with being a public

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company and $0.9 million due to expenses associated with the May 2008 secondary equity offering, partially offset by declines in professional service fees and a bad debt provision reversal.

Selling expenses increased 0.7% to $11.4 million in second quarter 2008 and general and administrative expenses increased 85.0% to $26.2 million.

We expect operating expense increases from initial set-up costs and overlaps with the cost of Morgan Stanley services to continue until we have replaced services currently provided by Morgan Stanley.

Expenses related to the founders grant of $6.9 million in second quarter 2008 reflected the amortization of share based compensation expenses associated with restricted stock units and options awarded to employees as a one-time grant which became effective in connection with our IPO completed in November 2007. Of the $6.9 million of founders grant expenses, $1.9 million was recorded in cost of services and $5.0 million was recorded in selling, general and administrative. Compared to first quarter 2008, expenses related to the founders grant increased by $2.1 million due to adjusting the forfeiture rate used to calculate the amortization rate to reflect the lower than average employee turn-over rate experienced in the second quarter. In second quarter 2007, there were no amortized expenses associated with the founders grant.

The number of full-time employees increased by 43 to 686 on May 31, 2008 from 643 on May 31, 2007 and by 34 from 652 on February 29, 2008. On May 31, 2008, 103 full-time employees were located in Budapest and Mumbai compared to 49 on May 31, 2007 and 83 on February 29, 2008.

Interest Income (Expense) and Other, Net
Interest income (expense) and other, net was an expense of $3.1 million in second quarter 2008 compared to income of $5.0 million in second quarter 2007. The $8.1 million decrease reflects a reduction of interest income resulting from lower cash balances and an increase in interest expense due to interest paid on term loan borrowings under our credit facility, which was partially offset by $1.4 million of interest income on a federal income tax refund.

Provision for Income Taxes
The provision for income taxes decreased 0.8% to $11.8 million in second quarter 2008 as a result of lower pre-tax income. The effective tax rate for second quarter 2008 was 38.7% compared to 37.4% in second quarter 2007. The increase is largely due to a higher portion of our income being subject to US income tax rather than non-US income tax.

Net Income
Net income decreased 6.1% to $18.6 million in second quarter 2008 from second quarter 2007 and the net income margin decreased to 17.2% from 22.4%. The decline in net income primarily reflects founders grant expense, higher interest expense and lower interest income, which were offset, in part, by the increase in operating income. On a diluted per share basis, the decline was 25.0% which, in addition to the items cited above, also reflects a higher number of diluted shares in second quarter 2008 compared to second quarter 2007 due to the additional common shares issued in conjunction with our November 2007 IPO.

Adjusted EBITDA
Adjusted EBITDA increased 43.4% to $48.0 million for second quarter 2008 from Adjusted EBITDA of $33.4 million for second quarter 2007. See Table 9 titled “Reconciliation of Adjusted EBITDA to Net Income.” The adjusted EBITDA margin increased to 44.3% in second quarter 2008 from 37.7% in second quarter 2007. The increase reflects the operating leverage in the business and disciplined cost management. Adjusted EBITDA for second quarter 2008 increased $0.9 million or 1.9% compared to first quarter 2008.

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Summary of Results for First Six Months of Fiscal 2008

Operating Revenues

Total operating revenues for the six months ended May 31, 2008 (first half 2008) increased 21.2% to $213.1 million compared to $175.8 million for the six months ended May 31, 2007 (first half 2007). Double-digit revenue gains were reported across three of our four product categories. The largest contributor to revenue growth in terms of dollars was Equity Indices which increased $24.5 million or 26.0% in first half 2008. The 26.0% gain was comprised of a 21.5% gain in revenues from Equity Index subscriptions and a 36.8% gain in revenues from Equity Index asset based fees.

Revenues from our subscription products grew 18.3% in the aggregate for first half 2008 to $175.3 million reflecting increased subscriptions from existing clients and new client wins. Approximately 80% of our new subscriptions during first half 2008 came from existing clients. On a percentage basis, revenue growth was led by our Multi-Asset Class Analytics products which increased 89.5% to $16.5 million and was primarily driven by new subscriptions to BarraOne.  Revenues related to Equity Portfolio Analytics products increased 11.2% to $66.2 million in first half 2008 compared to the same period in 2007.

Revenues from Other Products decreased 11.9% to $11.9 million in first half 2008 compared to the same period in 2007. The decline reflects a decrease of 45.9% in asset based fees from investment products linked to MSCI hedge fund indices and a decrease of 21.1% for fixed income analytics offset by a 26.9% increase for our energy and commodity analytics products.

Our Aggregate Retention Rate remained at 94% for first half 2008 compared to 94% for first half 2007. The Aggregate Retention Rate for first half 2008 was negatively impacted by the cancellation of a TotalRisk subscription. We are in the process of decommissioning TotalRisk and are providing clients the opportunity to transition to BarraOne. Excluding this cancellation, the Aggregate Retention Rate was 95%.

In first half 2008, we added 106 net new clients. At May 31, 2008, we had a total of 3,032 clients, excluding asset based fee only clients.

Operating Expenses

Operating expenses for first half 2008 increased 21.3% to $145.0 million compared to first half 2007. Excluding the founders grant, operating expenses increased 11.5% to $133.3 million for first half 2008 with compensation expense increasing 6.8% and non-compensation expense increasing 19.2%. Expenses associated with replacing services currently provided by Morgan Stanley were $7.8 million in first half 2008.

Compensation expense in first half 2008 includes $3.1 million of expenses attributable to people hired to eventually replace Morgan Stanley services. In addition, the increase compared to first half 2007 reflects higher compensation costs for existing staff and new hires which was partially offset by the movement of personnel to lower cost locations. The increase in non-compensation expense reflects $4.7 million of expenses related to replacing Morgan Stanley services, $2.4 million of public company expenses, and $0.9 of expenses associated with the May 2008 secondary equity offering, partially offset by the decline in the expense allocation from Morgan Stanley to $12.1 million in first half 2008 from $12.8 million in first half 2007.

Interest Income (Expense) and Other, Net
Interest income (expense) and other, net was an expense of $9.0 million in first half 2008 compared to income of $10.0 million in first half 2007. The $19.1 million decrease reflects a reduction of interest income resulting from lower cash balances and an increase in interest expense due to interest paid on term loan borrowings under our credit facility, which was partially offset by $1.4 million of interest income on a federal income tax refund.

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Provision for Income Taxes
The provision for income taxes decreased 9.0% to $22.6 million in first half 2008 as a result of lower pre-tax income. The effective tax rate for first half 2008 was 38.2% compared to 37.4% in second quarter 2007. The increase is largely due to a higher portion of our income being subject to US income tax rather than non-US income tax.

Net Income
Net income decreased 11.9% to $36.6 million in first half 2008 from first half 2007 and the net income margin decreased to 17.2% from 23.6%. The decline in net income primarily reflects founders grant expense, higher interest expense and lower interest income, which were offset, in part, by the increase in operating income. On a diluted per share basis, the decline was 26.5% which, in addition to the items cited above, also reflects a higher number of diluted shares in first half 2008 compared to first half 2007 due to the additional common shares issued in conjunction with our November 2007 IPO.

Adjusted EBITDA
Adjusted EBITDA increased 36.1% to $95.1 million for first half 2008 from Adjusted EBITDA of $69.9 million for first half 2007. See Table 14 titled “Reconciliation of Adjusted EBITDA to Net Income.” The adjusted EBITDA margin increased to 44.6% in first half 2008 from 39.7% in first half 2007. The increase reflects the operating leverage in the business and disciplined cost management.

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Table 2
Run Rates and Other Key Metrics

	As of			Change from
	May 31,	May 31,	February 29,	May 31,	February 29,
	2008	2007	2008	2007	2008
Run Rates[1] ($ thousands)
Subscription based fees
Equity indices	$161,147	$129,627	$154,103	24.3%	4.6%
Equity portfolio analytics	134,509	116,243	131,349	15.7%	2.4%
Multi-asset class analytics	33,255	24,112	31,739	37.9%	4.8%
Other	19,315	15,913	18,400	21.4%	5.0%
Subscription based fees total	348,226	285,895	335,591	21.8%	3.8%
Asset based fees
Equity indices[2]	79,358	62,185	73,358	27.6%	8.2%
Hedge fund indices	2,684	6,217	4,371	(56.8%)	(38.6%)
Asset based fees total	82,042	68,402	77,729	19.9%	5.5%
Total Run Rate	$430,268	$354,297	$413,320	21.4%	4.1%

Subscription based fees - % Americas	44%	44%	44%
Subscription based fees - % non-Americas	56%	56%	56%

Aggregate Retention Rate[3]	91%	94%	97%

Core Retention Rate[4]	92%	96%	97%

Client Count[5]	3,032	2,837	2,980

ETF Assets linked to MSCI indices ($ billions)
Quarter end	$199.6	$150.2	$179.2
Quarterly average	$184.4	$140.8	$183.2

Full-time employees	686	643	652

[1]The run rate at a particular point in time represents the forward-looking fees for the next 12 months from all subscriptions and investment product licenses we currently provide to our clients under renewable contracts assuming all contracts that come up for renewal are renewed and assuming then-current exchange rates. For any license whose fees are linked to an investment product’s assets or trading volume, the run rate calculation reflects an annualization of the most recent periodic fee earned under such license. The run rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we remove from the run rate the fees associated with any subscription or investment product license agreement with respect to which we have received a notice of termination or non-renewal at the time we receive such notice, even if the notice is not effective until a later date.

[2]Includes asset based fees for ETFs, passive mutual funds, transaction volume-based fees for futures and options traded on certain MSCI indices and other structured products.
[3]Our Aggregate Retention Rate represents the percentage of the subscription run rate as of the beginning of the period that is not cancelled during the period. The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction. The Aggregate Retention Rate for non-annual periods are annualized. Aggregate Retention Rates are generally higher during the first three fiscal quarters and lower in the fourth fiscal quarter. The Aggregate Retention Rate is for the three month periods ended May 31, 2008, May 31, 2007, and February 29, 2008, respectively.

[4]Our Core Retention Rate means our Aggregate Retention Rate except that the Core Retention Rate does not treat switches between our products as a cancellation.
[5]The client count excludes asset based fee only clients. Our client count includes affiliates, cities and certain business units within a single organization as separate clients when they separately subscribe to our products.

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Table 3
ETF Assets Linked to MSCI Indices
(Quarter-End)

	2007				2008
$ in Billions	February	May	August	November	February	May
AUM in ETFs linked to MSCI Indices	$135.4	$150.2	$156.4	$191.7	$179.2	$199.6

Sequential Change ($ Growth in Billions)
Appreciation/Depreciation	$9.8	$5.9	($0.8)	$11.2	($15.2)	$9.9
Cash Inflow/ Outflow	13.3	8.9	7.1	24.0	2.7	10.5
Total Change	$23.1	$14.8	$6.3	$35.2	($12.5)	$20.4

Source: Bloomberg and MSCI

Conference Call Information

Investors will have the opportunity to listen to MSCI Inc.'s senior management review second quarter 2008 results on Wednesday, July 2, 2008 at 11:00 am Eastern time. To hear the live event, visit the investor relations section of MSCI's website, www.mscibarra.com or dial 1-877-397-0284 within the United States.  International callers dial 1-719-325-4879.

An audio recording of the conference call will be available on our website approximately two hours after the conclusion of the live event and will be accessible through July 9, 2008. To listen to the recording, visit the investor relations section of www.mscibarra.com, or dial 1-888-203-1112 (passcode: 2589941) within the United States.  International callers dial 1-719-457-0820 (passcode: 2589941).

About MSCI Inc.

MSCI Inc. is a leading provider of investment decision support tools to investment institutions worldwide. MSCI Inc. products include indices and portfolio risk and performance analytics for use in managing equity, fixed income and multi-asset class portfolios.

The company’s flagship products are the MSCI International Equity Indices, which are estimated to have over US $3 trillion benchmarked to them, and the Barra risk models and portfolio analytics, which cover 56 equity and 46 fixed income markets. MSCI Inc. is headquartered in New York with offices around the world. Morgan Stanley, a global financial services firm, is the majority shareholder of MSCI Inc.  MXB#IR

For further information on MSCI Inc. or our products please visit www.mscibarra.com.

MSCI Inc. Contact:

Lisa Monaco, MSCI, New York                                                                                          + 1.866.447.7874

For media inquiries please contact:

Steve Bruce | Pen Pendleton | Ann Taylor Reed, Abernathy MacGregor, New York        + 1.212.371.5999
Sally Todd | Clare Milton, Penrose Financial, London                                                       + 44.20.7786.4888

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Forward-Looking Statements

This release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI's Annual Report on form 10-K for the fiscal year ended November 30, 2007 and filed with the Securities and Exchange Commission on February 28, 2008 and in quarterly reports on form 10-Q and current reports on form 8-K. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Factors Impacting Comparability of Our Financial Results

Net income and EPS for second quarter and first half 2008 are not comparable with second quarter and first half 2007 because of our IPO, changes in our capital structure, and founders grant expense.

Weighted Shares Outstanding

In November 2007, we completed our initial public offering in which we issued 16.1 million class A common shares. As such, weighted average common shares outstanding for second quarter 2008 and first half 2008 include these additional shares while second quarter 2007 and first half 2007 does not.

Credit Facility

As of May 31, 2008, we had borrowings of $413.9 million outstanding under our credit facility. As of May 31, 2007, there was no debt outstanding. Consequently, interest and other income (expense), net was an expense in second quarter and first half 2008 compared to income in second quarter and first half 2007.

Founders Grant

On November 6, 2007, our Board of Directors approved the award of founders grants to our employees in the form of restricted stock units and/or options. The aggregate value of the grants, which were made on November 14, 2007, was approximately $68.0 million of restricted stock units and options. The restricted stock units and options vest over a four-year period, with 50% vesting on the second anniversary of the grant date and 25% vesting on the third and fourth anniversary of the grant date. The options have an exercise price per share of $18.00 and have a term of ten years subject to earlier cancellation in certain circumstances. The aggregate value of the options is calculated using the Black-Scholes valuation method consistent with SFAS No. 123R.  As a result, operating expenses in second quarter and first half 2008 included $6.9 million and $11.7 million of founders grant expense, respectively, compared to $0 for second quarter and first half 2007.

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Table 4
MSCI Inc.
Consolidated Statements of Income (unaudited)

	Three Months Ended
	May 31,		February 29,
Amounts in thousands, except per share data	2008	2007	2008
Operating revenues	$108,195	$88,752	$104,951

Operating expenses
Cost of services	30,011	30,341	31,586
Selling, general and administrative	37,611	25,489	31,550
Amortization of intangible assets	7,125	6,265	7,125
Total operating expenses	74,747	62,095	70,261

Operating income	33,448	26,657	34,690

Interest income	3,508	5,524	2,372
Interest expense	(6,668)	(502)	(8,463)
Other income	97	26	136
Interest income (expense) and other, net	(3,063)	5,048	(5,955)

Income before income taxes	30,385	31,705	28,735

Provision for income taxes	11,754	11,854	10,801

Net income	$18,631	$19,851	$17,934

Earnings per basic common share	$0.19	$0.24	$0.18
Earnings per diluted common share	$0.18	$0.24	$0.18

Weighted average shares outstanding used in computing earnings per share
Basic	100,026	83,900	100,011
Diluted	101,282	83,900	100,728

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Table 5
Operating Revenues by Product Category

	Three Months Ended			Change from
	May 31,		February 29,	May 31,	February 29,
Amounts in thousands	2008	2007	2008	2007	2008
Equity indices
Equity index subscriptions	$41,804	$33,189	$38,809	26.0%	7.7%
Equity index asset based fees	18,307	14,644	19,588	25.0%	(6.5%)
Equity indices total	60,111	47,833	58,397	25.7%	2.9%
Equity portfolio analytics	33,902	30,207	32,342	12.2%	4.8%
Multi-asset class portfolio analytics	8,598	4,418	7,892	94.6%	8.9%
Other products	5,584	6,294	6,320	(11.3%)	(11.6%)
Total operating revenues	$108,195	$88,752	$104,951	21.9%	3.1%

Table 6
Operating Expenses by Category excluding Founders Grant
(Compensation vs. Non-compensation)

	Three Months Ended
	May 31,
Amounts in thousands	2008	2007	Change
Compensation	$37,028	$33,354	11.0%
Non-compensation	23,718	22,476	5.5%
Total	60,746	55,830	8.8%
Amortization of intangible assets	7,125	6,265	13.7%
Operating expenses excluding Founders Grant	67,871	62,095	9.3%
Founders Grant	6,876	-	-
Operating expenses including Founders Grant	$74,747	$62,095	20.4%

Table 7a
Operating Expenses by Category excluding Founders Grant
(Cost of Services vs. Selling, General and Administrative)

	Three Months Ended
	May 31,
Amounts in thousands	2008	2007	Change
Cost of services
Compensation	$17,584	$18,800	(6.5%)
Non-compensation	10,540	11,541	(8.7%)
Total	28,124	30,341	(7.3%)
Selling, general and administrative
Compensation	19,444	14,554	33.6%
Non-compensation	13,178	10,935	20.5%
Total	32,622	25,489	28.0%
Amortization of intangible assets	7,125	6,265	13.7%
Operating expenses excluding founders grant	67,871	62,095	9.3%
Founders grant	6,876	-	-
Operating expenses including founders grant	$74,747	$62,095	20.4%

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Table 7b
Operating Expenses by Category including Founders Grant
(Cost of Services vs. Selling, General and Administrative)

	Three Months Ended
	May 31,
Amounts in thousands	2008	2007	Change
Cost of services
Compensation	$17,584	$18,800	(6.5%)
Founders grant	1,887	-	-
Total	19,471	18,800	3.6%
Non-compensation	10,540	11,541	(8.7%)
Total	30,011	30,341	(1.1%)
Selling, general and administrative
Compensation	19,444	14,554	33.6%
Founders grant	4,989	-	-
Total	24,433	14,554	67.9%
Non-compensation	13,178	10,935	20.5%
Total	37,611	25,489	47.6%
Amortization of intangible assets	7,125	6,265	13.7%
Operating expenses including founders grant	$74,747	$62,095	20.4%

Table 8
Allocation and Replacement Expenses Related to Morgan Stanley Services

	Three Months Ended		Three Months Ended
	May 31,		February 29,	February 28,
Amounts in thousands	2008	2007	2008	2007
Morgan Stanley Services
Allocation Expenses	$5,760	$6,334	$6,312	$6,462
Replacement Expenses[1]	$5,079	-	$2,731	-

1 Includes founders grant expenses.

Table 9
Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended
	May 31,		February 29,
Amounts in thousands	2008	2007	2008
Adjusted EBITDA	$47,971	$33,447	$47,095
Less: Founders Grant expense	6,876	-	4,796
Less: Depreciation and amortization	522	525	484
Less: Amortization of intangible assets	7,125	6,265	7,125
Add: Interest and other income (expense), net	(3,063)	5,048	(5,955)
Less: Provision for income taxes	11,754	11,854	10,801
Net income	$18,631	$19,851	$17,934

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Table 10
MSCI Inc.
Consolidated Statements of Income (unaudited)

	Six Months Ended
	May 31,
Amounts in thousands, except per share data	2008	2007
Operating revenues	$213,146	$175,821

Operating expenses
Cost of services	61,597	62,607
Selling, general and administrative	69,161	44,453
Amortization of intangible assets	14,250	12,531
Total operating expenses	145,008	119,591

Operating income	68,138	56,230

Interest income	5,880	10,586
Interest expense	(15,131)	(597)
Other income	233	53
Interest income (expense) and other, net	(9,018)	10,042

Income before income taxes	59,120	66,272

Provision for income taxes	22,555	24,779

Net income	$36,565	$41,493

Earnings per basic common share	$0.37	$0.49
Earnings per diluted common share	$0.36	$0.49

Weighted average shares outstanding used in computing earnings per share
Basic	100,019	83,900
Diluted	101,223	83,900

Table 11
Operating Revenues by Product Category

	Six Months Ended
	May 31,	May 31,
Amounts in thousands	2008	2007	Change
Equity indices
Equity index subscriptions	$80,613	$66,343	21.5%
Equity index asset based fees	37,895	27,691	36.8%
Equity indices total	118,508	94,034	26.0%
Equity portfolio analytics	66,244	59,571	11.2%
Multi-asset class portfolio analytics	16,490	8,701	89.5%
Other products	11,904	13,515	(11.9%)
Total operating revenues	$ 213,146	$175,821	21.2%

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Table 12
Operating Expenses by Category excluding Founders Grant
(Compensation vs. Non-compensation)

	Six Months Ended
	May 31,
Amounts in thousands	2008	2007	Change
Compensation	$73,395	$68,729	6.8%
Non-compensation	45,691	38,331	19.2%
Total	119,086	107,060	11.2%
Amortization of intangible assets	14,250	12,531	13.7%
Operating expenses excluding Founders Grant	133,336	119,591	11.5%
Founders Grant	11,672	-	-
Operating expenses including Founders Grant	$145,008	$119,591	21.3%

Table 13a
Operating Expenses by Category excluding Founders Grant
(Cost of Services vs. Selling, General and Administrative)

	Six Months Ended
	May 31,
Amounts in thousands	2008	2007	Change
Cost of services
Compensation	$36,523	$39,906	(8.5%)
Non-compensation	21,898	22,701	(3.5%)
Total	58,421	62,607	(6.7%)
Selling, general and administrative
Compensation	36,872	28,823	27.9%
Non-compensation	23,793	15,630	52.2%
Total	60,665	44,453	36.5%
Amortization of intangible assets	14,250	12,531	13.7%
Operating expenses excluding Founders Grant	133,336	119,591	11.5%
Founders Grant	11,672	-	-
Operating expenses including Founders Grant	$145,008	$119,591	21.3%

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Table 13b
Operating Expenses by Category including Founders Grant
(Cost of Services vs. Selling, General and Administrative)

	Six Months Ended
	May 31,
Amounts in thousands	2008	2007	Change
Cost of services
Compensation	$36,523	$39,906	(8.5%)
Founders grant	3,176	-	-
Total	39,699	39,906	(0.5%)
Non-compensation	21,898	22,701	(3.5%)
Total	61,597	62,607	(1.6%)
Selling, general and administrative
Compensation	36,872	28,823	27.9%
Founders grant	8,496	-	-
Total	45,368	28,823	57.4%
Non-compensation	23,793	15,630	52.2%
Total	69,161	44,453	55.6%
Amortization of intangible assets	14,250	12,531	13.7%
Operating expenses including Founders Grant	$145,008	$119,591	21.3%

Table 14
Reconciliation of Adjusted EBITDA to Net Income

	Six Months Ended
	May 31,
Amounts in thousands	2008	2007
Adjusted EBITDA	$95,066	$69,850
Less: Founders Grant expense	11,672	-
Less: Depreciation and amortization	1,006	1,089
Less: Amortization of intangible assets	14,250	12,531
Add: Interest income (expense) and other, net	(9,018)	10,042
Less: Provision for income taxes	22,555	24,779
Net income	$36,565	$41,493

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Notes Regarding the Use of Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is defined as income before interest income, interest expense, other income, provision for income taxes, depreciation, amortization and founders grant expense. Adjusted EBITDA is not presented as an alternative measure of operating results, as determined in accordance with accounting principles generally accepted in the U.S. Rather, we believe adjusted EBITDA is one additional measure that investors use to evaluate companies, like our company, that have substantial amortization of intangible assets included in their statement of income. This is particularly relevant to a company in our industry because we do not believe other companies in our industry have as significant a proportion of their operating expenses represented by amortization of intangible assets and one-time founders grant as we do. As stated above, adjusted EBITDA excludes expense for the one-time $68.0 million founders grant which is being amortized through 2011. Management believes that it is useful to exclude the founders grant expense in order to focus on what is deemed to be a more reliable indicator of ongoing operating performance. Amortization expense for the one-time $68.0 million founders grant, representing restricted stock units and options awarded to employees effective with the IPO, is expected to be amortized through 2011.

Additionally, our management uses adjusted EBITDA to compare MSCI to other companies in the same industry when evaluating relative performance and industry development. Adjusted EBITDA as presented herein, however, may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA is a non-GAAP measure that should not be considered as an alternative to net income, as an indication of financial performance or as an alternative to cash flow from operations as a measure of liquidity.

Operating Expenses excluding Founders Grant

Operating expenses excluding founders grant (described above), cost of services expenses excluding founders grant, and selling, general, and administrative expenses excluding founders grant are deemed to be a more reliable indicator of ongoing expense trends. Management believes that it is useful to exclude founders grant expenses from operating expenses because the founders grant was a one-time event, although the amortization expense of the award will be recognized over two to four years.

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